EXHIBIT 8

LIST OF SUBSIDIARIES (as at May 31, 2007)

Subsidiary Companies	Jurisdiction of Incorporation	Business of Subsidiary	% of Ownership & Voting Power

Source Rock Holdings Limited	New Zealand	Holding company	100%
Austral Pacific Energy (NZ) Limited	New Zealand	Oil and gas exploration and development	100%
Millennium Oil & Gas Limited	New Zealand	Oil and gas exploration and development	100%
Rata Energy Limited	New Zealand	Oil and gas exploration and development	100%
Totara Energy Limited	New Zealand	Non trading company	100%
Kanuka Energy Limited	New Zealand	Oil and gas exploration and production	100%
Arrowhead Energy Limited (1)	New Zealand	Oil and gas exploration and production	100%
Odyssey International Pty Limited(3)	Australia	Non trading company	100%
Indo-Pacific Energy Australia Pty Limited (3)	Australia	Non trading company	100%
Trans-Orient Petroleum (Aust) Pty Limited (3)	Australia	Non trading company	100%
ZOCA 96-16 Pty Limited (3)	Australia	Non trading company	100%
Austral Pacific Energy (PNG) Limited (2)	Papua New Guinea	Oil and gas exploration and development	100%
(4)
Other:
Coral Sea Drilling Limited	Papua New Guinea	Non trading company	35%

(1)	Acquisition completed December 22, 2006.

(2)	Name changed from Trans-Orient Petroleum (PNG) Limited on November 16, 2006.

(3)	Voluntary de-registration will be sought in the near future for the four Australian companies.

(4)

12 shelf companies (named Austral Pacific NZ No.[number] Limited) were incorporated in New Zealand in late March 2007, all wholly owned by Austral Pacific Energy (NZ) Limited. These are all currently non-trading companies.